Exhibit (p)(4)

Compliance Policy Manual

Section I: Code of Ethics, Policy 1

CODE OF ETHICS AND PERSONAL TRADING POLICY

1.1	Overview

This Code of Ethics and Personal Trading Policy has been adopted by Gateway Investment Advisers, LLC (Gateway) to set forth standards of conduct and personal trading guidelines that every Supervised Person of Gateway (as defined in Section 1.2 below) is expected to follow.

Every Supervised Person of Gateway will be required to certify annually that:

•	He/she has received, read, and understood this policy and recognizes that he/she is subject to its provisions; and

•	He/she has complied with the applicable provisions of this policy and has reported all personal securities transactions required to be reported under Section 1.5 of this policy.

These annual certifications shall be maintained as part of Gateway’s written records for a minimum of five (5) years after the respective director, officer, or employee ceases to be with Gateway.

Questions concerning this policy should be directed to Gateway’s CCO or COO.

1.2	Terms and Definitions

A.	Definitions (as used in this policy)

1.	“Access Person” means all Supervised Persons (except for “Non-Access Managers”) who:

a.	Obtain non-public information regarding any client purchase or sale of securities, or non-public information regarding the portfolio holdings of any client;

b.	Are involved in making securities recommendations to clients, or who has access to such recommendations that are non-public; or

c.	Any “Investment Representative” of Gateway.

2.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

3.

“Beneficial Ownership” will be interpreted in the same manner as it would be in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires. For purposes of this policy, “Beneficial Ownership” includes, but is not limited to, securities or accounts: a) held in a person’s own name; b) held with another in joint ownership arrangements; c) held

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by members of a person’s immediate family sharing the same household; d) owned by a corporation which is directly or indirectly controlled by, or under common control with, such person; and e) over which a person has discretionary authority outside of his/her ordinary course of business. Any uncertainty as to whether an Access Person beneficially owns a security should be brought to the attention of the CCO.

4.	“Client” means any person or entity for which Gateway acts as an investment adviser or sub-adviser.

5.

“Common Stock” means Securities representing equity ownership in a corporation, providing voting rights, and entitling the holder to a share of the company’s success through dividends and/or capital appreciation. For purposes of this policy, this definition shall include American Depositary Receipts (ADRs), which are securities issued by a U.S. bank that represent interests in foreign equity securities, and interests in real estate investment trusts (REITs), but shall exclude shares of exchange-traded funds or closed-end or open-end mutual funds.

6.

“Control” has the same meaning as set forth in Section 2(a)(9) of the 1940 Act. In summary, control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

7.

“Federal Securities Laws” means the Securities Act of 1933 (1933 Act), the Securities Exchange Act of 1934 (1934 Act), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (1940 Act), the Investment Advisers Act of 1940 (Advisers Act), Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (SEC) under any of these statues, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

8.

“Initial Public Offering” (IPO) means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

9.	“Investment Representative” means:

a.	Any Supervised Person who is a portfolio manager of the client;

b.	Any Supervised Person of Gateway who, in connection with his/her regular functions or duties, makes, participates in, or executes the purchase or sale of a security by the client; or

c.	Any Supervised Person of Gateway whose functions relate to the making of any recommendations with respect to the purchase or sale of a security by the client.

A person does not become an “Investment Representative” simply by virtue of (i) normally assisting in the preparation of reports, but not receiving information about current recommendations or trading; or (ii) a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently or inadvertently obtaining such knowledge.

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10.	“Limited Offering” also known as a “Private Placement Offering” means an offering that is exempt from registration under the 1933 Act.

11.	“Non-Access Manager” means any person who is a member of the Board of Managers of Gateway but who is not an officer or employee of Gateway and who meets all of the following conditions:

a.

He, in connection with his/her regular functions or duties, does not make, participate in or obtain information regarding the purchase or sale of Securities by a Gateway-managed registered investment company, and whose functions do not relate to the making of recommendations with respect to such purchases or sales;

b.	He does not have access to non-public information regarding any Gateway clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any Gateway client; and

c.	He is not involved in making securities recommendations to Gateway clients, and does not have access to such recommendations that are non-public.

12.

“Prospective Client” means any person or entity that has expressed an interest to Gateway regarding its services and qualifies to invest as a Gateway client. Investment consultants and other third parties are included in this definition if they represent investors that would qualify as a “Prospective Client.”

13.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

14.	“Reportable Fund” means:

a.	Any fund for which Gateway serves as investment adviser (or sub-adviser) as defined in Section 2(a)(20) of the 1940 Act; or

b.

Any fund whose investment adviser or principal underwriter controls Gateway, is controlled by Gateway or is under common control with Gateway. Exhibit A attached to this Code is a list of current Reportable Funds.

15.	“Restricted Security” is a Security that is listed on a restricted list published from time to time by Gateway or an affiliate of Gateway.

16.	“Security” has the same meaning as set forth in Section 202(a)(18) of the Advisers Act, except that it does not include the following securities (the “Excluded Securities”):

a.	Shares of registered open-end investment companies other than Reportable Funds;

b.	Direct obligations of the United States government;

c.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

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d.	Shares issued by any money market fund; and

e.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

17.

“Supervised Person” has the same meaning as set forth in Section 202(a)(25) of the Advisers Act. In summary, a Supervised Person is any officer, director, member of the Board of Managers, and employee of Gateway, and any other person who provides advice on behalf of Gateway and is subject to Gateway’s supervision and control.

1.3	Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including Gateway. As a fiduciary, Gateway has a duty of utmost good faith to act solely in the best interests of each of its clients. In meeting this fiduciary duty, Gateway and its Supervised Persons shall strive to avoid and, as appropriate, manage identified potential or actual conflicts of interest. Clients entrust the firm with managing their investments, which in turn places a high standard on the conduct and integrity of Gateway employees, directors and officers. This fiduciary duty compels all Supervised Persons, to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy, and represents the expected basis of all dealings with Gateway clients.

In connection with these expectations and in an attempt to manage conflicts of interest, Gateway has established the following core principles of conduct. While the following standards are not all-encompassing, they are consistent with Gateway’s core belief that ethical conduct is premised on the fundamental principals of openness, integrity, honesty, and trust.

A.	Core Principles

1.

Gateway Supervised Persons are expected to comply with Federal Securities Laws. Strict adherence to Gateway’s compliance policy manual and instructions provided by Gateway will assist all Gateway personnel in complying with this important requirement;

2.	The interests of clients will be placed ahead of all others;

3.	Supervised Persons will not take inappropriate advantage of their position with Gateway;

4.	Supervised Persons should avoid any actual or potential conflict of interest with any Gateway client in all personal securities transactions;

5.	Personal securities transactions shall be conducted in a manner consistent with this policy;

6.	Diligence and care shall be taken in maintaining and protecting non-public information concerning Gateway’s clients (see Gateway’s Privacy Policy); and

7.	Gateway will strive to foster a healthy culture of compliance.

B.	Personal Conduct

1.	Gifts and Business Entertainment

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Supervised Persons of Gateway may not accept or provide (on their own behalf or on behalf of Gateway), in any calendar year, gifts with a value of more than $250 from or to any person that does business with or on behalf of Gateway or that is known to do business with or on behalf of any client or Prospective Client. These restrictions do not apply to entertainment in the form of an occasional meal, a ticket to a sporting event, theater or comparable entertainment, or an invitation to golf or participate in similar sporting activities for such person and his/her guests so long as: (i) the entertainment is neither so frequent nor so extensive as to raise any question of propriety; (ii) a representative of the firm providing the entertainment accompanies the recipient(s); and (iii) the entertainment is not preconditioned on obtaining or maintaining a specified level of business with Gateway or any client or Prospective Client. When providing gifts or arranging entertainment, Supervised Persons should take into consideration whether the recipient may have legal or company restrictions regarding the receipt of gifts or entertainment.

Access Persons shall follow the Gifts and Entertainment Reporting and Review Procedures to log the gifts and/or entertainment identified in the procedures.

2.	Service as Director for an Outside Company

An Access Person may not serve on the Board of Directors of a publicly traded company without express prior approval from the CCO or COO. In reviewing the request, the CCO or COO will determine whether such service is consistent with the interests of Gateway and its clients.

3.	IPOs and Limited Offerings

An Access Person must obtain express prior approval from the CCO or COO before he/she directly or indirectly acquires beneficial ownership in any security in an initial public offering or in a limited offering, including private placement offerings.

1.4	Personal Securities Trading Policy

A.	Prohibited Transactions

1.	Prohibited Transactions of Investment Representatives

An Investment Representative may not purchase or sell, directly or indirectly in any account in which he/she has Beneficial Ownership:

a.	more than 1,000 shares of any Common Stock in a single trading day; and

b.	any Common Stock with a current average daily trading volume of less than 100,000 shares (unless the transaction will reduce the Investment Representative’s pre-existing holding in such Common Stock).

2.	Prohibited Transactions of Access Persons

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Access Persons of Gateway (including Investment Representatives) may not purchase or sell, directly or indirectly in any account in which he/she has Beneficial Ownership:

a.	any index option contract;

b.	any option on index-based exchange-traded funds (ETFs);

c.	any option on single name Common Stock; or

d.	any shares of a Restricted Security.

B.	Pre-Clearance of Personal Securities Transactions

1.	Pre-Clearance Requirements of Investment Representatives

Each Investment Representative must obtain approval from an authorized employee of Gateway as designated by the CCO prior to purchasing or selling:

a.	any non-exempted Common Stock (as described within Section 1.4 C. below); or

b.	shares of any closed-end investment company advised (or sub-advised) by Gateway if such Investment Representative is a named portfolio manager for such closed-end investment company.

Once approved, the pre-clearance authorization is effective for the remainder of the trading day on which the authorization is relayed to the Investment Representative. Failure to execute the transaction on the same trading day will void the pre-clearance approval.

2.	Pre-Clearance Requirements of Access Persons

An Access Person (including Investment Representatives) must obtain express prior approval from the CCO or COO before he/she directly or indirectly acquires Beneficial Ownership in any security in an initial public offering (IPO) or in a limited partnership offering, including private placement offerings.

C.	Exempted Transactions

The prohibitions described in Section 1.4(A)(1) of this policy and the pre-clearance requirements set forth in Section 1.4(B)(1)(a) of this policy do not apply to the following transactions:

1.	Purchases or sales of Common Stock effected in any account over which the Investment Representative has no direct or indirect influence or control;

2.	Purchases or sales of Common Stock that are non-volitional on the part of the Investment Representative;

3.	Purchases of Common Stock that are part of an Automatic Investment Plan;

4.

Purchases of Common Stock effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, or sales of such rights; and

5.

Purchases or sales of Common Stock that are made on behalf of an Investment Representative’s account managed by an independent third party on a fully discretionary basis or similar arrangement under which the Investment Representative does not have prior knowledge of the timing of placement of orders for purchase or sale transactions.

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D.	Restrictions on Short-Term Trades

1.	Advised or Sub-Advised Open and Closed-End Funds.

All trades in open- and closed-end funds advised or sub-advised by Gateway Access Persons in any account in which they have Beneficial Ownership will be reviewed after-the-fact by the CCO and/or COO on a quarterly basis. Evidence of any pattern of abusive short-term trading will be considered a violation of this policy by the Access Person. In the event that any pattern of abusive short-term trading is detected in such reviews, Gateway’s Senior Management team shall have full discretion in implementing disciplinary measures including, but not limited to, restricting or limiting any Access Person from trading in such fund(s) or termination of employment.

2.	Common Stock.

Access Persons are restricted from short-term trading common stock in any account in which they have Beneficial Ownership. For purposes of this Code, short-term trading is defined as selling a share(s) within 5 calendar days of its purchase or purchasing a share(s) of common stock within 5 calendar days of the sale of it. Any profits realized on prohibited short-term trades will be required to be disgorged.

1.5	Reporting Requirements

A.	Reporting Requirements by Access Persons

1.	Quarterly Transaction Report

Within 30 calendar days following the end of each calendar quarter, Access Persons shall submit a report of personal securities transactions in which the Access Person had a direct or indirect Beneficial Ownership interest to the CCO or the staff member designated by the CCO, who shall review such report. Transactions in private placements, limited partnerships and IPO’s shall also be included on this report. Brokerage statements, as described in the proceeding Subsection C, which contain the same information noted below will be viewed as an acceptable form of reporting so long as Gateway is in receipt of such brokerage statements within 30 calendar days following the end of the calendar quarter. If an Access Person effected no transactions during the applicable quarter, he/she shall file a report indicating as such. The CCO shall submit her transactions report to the COO or designated staff member for this purpose.

Information to be included on this quarterly transaction report is as follows:

•	Trade Date

•	Security Name

•	Ticker Symbol, CUSIP number, interest rate and maturity date (as applicable)

•	Number of Shares or Par

•	Type of Transaction (Purchase, Sale or Other)

•	Price

•	Principal Amount

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•	Broker Name

•	Account Number

•	Date of Report

The following transactions are not required to be reported:

i.	Transactions in Excluded Securities;

ii.	Transactions effected through an Automatic Investment Plan so long as the investment allocation was determined in advance of the actual trade;

iii.

Transactions that duplicate information contained in brokerage trade confirmations or account statements received by the CCO no later than 30 days following the end of the applicable calendar quarter; and

iv.	Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control.

Access Persons must also indicate on the Quarterly Transaction Report whether they established any new accounts during the previous quarter.

2.	Holdings Report

Access Persons are required to provide, and Gateway shall review, a report of all personal securities holdings (other than holdings of Excluded Securities and holdings in accounts over which the Access Person has no direct influence of control) to the CCO within 10 calendar days upon becoming an Access Person of Gateway and on an annual basis thereafter (within 45 calendar days of year-end), as directed by the CCO. Holdings in private placements, limited partnerships and IPO’s shall also be included on this report. Brokerage statements, as described in the proceeding Subsection C, which contain the same information noted below will be viewed as an acceptable form of reporting. The report should be current as of a date not more than 45 calendar days prior to submission of the report and should contain the following information:

•	Security Name

•	Ticker Symbol or CUSIP number

•	Number of Shares or Par

•	Principal Amount

•	Broker or Bank Name

•	Date of the Report

B.	Disclaimer of Ownership

A report may contain a statement that it shall not be construed as an admission by the person making the report that he/she has any direct or indirect beneficial ownership in the reported security.

C.	Submission of Duplicate Confirmations and Periodic Statements

Each Access Person must arrange for duplicate copies or electronic transmission of trade confirmations and periodic statements of his/her brokerage accounts to be sent to the Gateway’s CCO or Gateway Code of Ethics administrator. This requirement applies to any brokerage account over which the Access Person exercises trading authority other than a brokerage account of a client over which the Access Person exercises trading authority in his/her capacity as a Gateway employee.

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1.6	Record Keeping Requirements

Gateway will keep the following records regarding this Code of Ethics and Personal Trading Policy for the number of years as required in the Advisers Act and 1940 Act:

1.	Current and historic copies of this Code of Ethics and Personal Trading Policy;

2.	Supervised Persons’ written acknowledgement of receipt of the Code of Ethics and Personal Trading Policy;

3.	Historic listings of all supervised persons subject to this Code of Ethics and Personal Trading Policy;

4.	Violations of the Code of Ethics and Personal Trading Policy, and records of action taken as a result of the violations;

5.	All personal transactions and holdings reports made by Access Persons and/or copies of brokerage confirmations and statements; and

6.	Written approvals of IPO’s and limited offerings, including documentation of the reasons for the approval.

1.7	Reporting of Violations

All Supervised Persons are required to report promptly any violation of this policy (including the discovery of any violation committed by another employee) to the CCO or COO. Examples of items that should be reported include (but are not limited to): noncompliance with Federal Securities Laws and purchasing securities contrary to the personal trading policy. The CCO and COO will determine whether such violations should be reported to Gateway’s Board of Managers and/or the CCO for any mutual fund or exchange traded fund that Gateway advises.

1.8	Sanctions

Gateway’s Board of Managers may impose sanctions it deems appropriate upon any person who violates this policy. In addition, Gateway’s Board of Managers may impose sanctions it deems appropriate upon any person who has engaged in a course of conduct that, although in technical compliance with this policy, is part of a plan or scheme to evade the provisions of the policy. Sanctions may include a letter of censure, suspension of employment, termination of employment, fines, and disgorgement of profits from prohibited or restricted transactions.

Effective Date: February 15, 2008. Revised: September 18, 2008, January 1, 2010, October 1, 2013, September 22, 2015, January 1, 2018, March 25, 2021, December 31, 2023 and March 18, 2024.